                           Boise Cascade Corporation
                       Computation of Per Share Earnings


                                 Three Months Ended June 30 Six Months Ended June 30
                                      1997         1996         1997        1996
                                 (expressed in thousands, except per share amounts)

Net income (loss) as reported       $(16,230)   $(16,950)    $(31,440)  $   8,560
  Preferred dividends                 (9,584)     (9,791)     (19,297)    (19,640)
Primary loss                         (25,814)    (26,741)     (50,737)    (11,080)
  Assumed conversions:
    Preferred dividends eliminated     6,882      10,496       13,892      14,235
    Supplemental ESOP contribution    (2,988)     (3,148)      (6,067)     (6,343)
Fully diluted loss                  $(21,920)   $(19,393)    $(42,912)  $  (3,188)

Average number of common shares
  Primary                             48,601      48,303       48,557      48,080
  Fully diluted                       60,507      60,672       60,467      60,492

Net loss per common share
  Primary                           $   (.53)   $   (.55)    $  (1.04)  $    (.23)
  Fully diluted(1)                  $   (.36)   $   (.32)    $   (.71)  $    (.05)


(1) Because the computation of fully diluted loss per common share was antidilutive, the fully diluted loss per common share reported for the three and six months ended June 30, 1997 and 1996, was the same as primary loss per common share.